                                                                      Exhibit 22
Subsidiaries of Registrant

/ / Dover Aggregates, Inc., a Delaware corporation doing business as BlowOut Video.

/ / The Pro Image Inc., a Utah Corporation doing business as Pro Image and Team Spirit.

/ / Streamlined Solutions, Inc., an Oregon corporation doing business as Streamlined Solutions, Inc. and Streamlined Information Systems.

/ / SVI, Inc., a Delaware corporation doing business as Supermarket Video Management, Inc.

/ /  BlowOut Video, Inc., an Oregon corporation, doing business as BlowOut
     Video.

/ /  Mortco Inc., an Oregon corporation.